Exhibit 15.2

To the Board of Directors and Partners of
Icahn Enterprises L.P.

We are aware of the inclusion in Icahn Enterprises L.P.’s Form 10-Q for the quarter ended September 30, 2008 and the incorporation by reference in Icahn Enterprises L.P.’s Registration Statements (Forms S-3 Nos. 333-126069 and 333-143930 and Form S-4 No. 333-143929) of our review report dated October 22, 2008 relating to the unaudited consolidated interim financial statements of Federal-Mogul Corporation as of September 30, 2008 and for the three-month and nine-month periods ended September 30, 2008, which is included in Federal-Mogul Corporation’s Form 10-Q for the quarter ended September 30, 2008.

/s/ Ernst & Young LLP
Detroit, Michigan
November 5, 2008